ROYALTY AGREEMENT

     This Royalty Agreement made on the 1st day of June, 2000, by and between Chiro-Partners, Ltd. I (CP) and Sundial Marketing Group, Inc. (SMGI) in consideration of the following:

     WHEREAS, SMGI provided capital investment and other support services in the creation and establishment of CP and,

     WHEREAS, SMGI assisted in the legal process of acquiring the marketing agreement for the sale of Arthritis Relief Plus by CP and;

     WHEREAS, CP is establishing a network of Chiropractic Doctors nationwide and,

     WHEREAS,  CP  will benefit greatly from the investment and support of SMGI;

     THEREFORE,  the  following  is  mutually  agreed  upon:

1. Chiro-Partners, Ltd. I will pay Sundial Marketing Group, Inc. a seven and one half percent (7.5%) royalty on the sale of each unit of Arthritis Relief Plus sold by Chiro-Partners, Ltd. I, based on the price for which each unit is sold.

2. CP financial records will be open for inspection to verify sales anytime during working hours upon timely notice by a representative of SMGI. Timely notice shall be at least two (2) days prior to inspection.

3. Payments shall be made at intervals mutually agreed upon in writing by the parties to this Agreement. The payment schedule may be changed at any time by written mutual agreement of these parties.

4. This Agreement may not be altered or amended without the expressed written consent of all parties hereto.

5. This Agreemnt is made, executed, and entered into in Tarrant County, Texas, and it is mutually agreed that the performance of all parts of this Agreement shall be made in Tarrant County, Texas.

6. This Agreement is intented by the parties to be governed and construed in accordance with the laws of the State of Texas.

7. This Agreement shall not be severable or divisible in any way but it is specifically agreed that, if any provision should be invalid, that the invalidity shall not affect the validity of the remainder of the Agreement.

     THIS  AGREEMENT  IS  EXECUTED  ON  THE  ABOVE  DATE  BY:

CHIRO-PARTNERS,  LTD. I                     SUNDIAL  MARKETING  GROUP,  INC.


/s/  Forrest  E.  Watson                    /s/  Ben  Nibarger
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